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                                                                    EXHIBIT 4.24

                       RESEARCH AND DEVELOPMENT AGREEMENT

     This Research and Development Agreement (the "Agreement"), is made and entered into as of October 31, 2005 (the "Effective Date") by and between:

     SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD., a corporation organized and existing under the laws of the People's Republic of China (the "PRC") and having its registered address at No.1 Office Building, No.690 Bibo Road, Pudong New Area, Shanghai, the PRC ("Shengqu"); and

     SHANGHAI SHENGJIN SOFTWARE DEVELOPMENT CO., LTD., a corporation organized and existing under the laws of the People's Republic of China and having its registered address at Room 621, Building 3, 200 Zhangheng Road, Zhangjiang Hi-Tech Park Shanghai, the PRC ("Shengjin").

                                    RECITALS

     WHEREAS, Shengqu desires to sponsor research for an online game known as "Shanda Richman (the "Game") in accordance with the scope of work as set out in Exhibit A to this Agreement; and

     WHEREAS, Shengjin has the facilities, equipment and employees to provide research services, and Shengjin wishes to carry out the research and provide the results of the research to Shengqu as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and other terms and conditions contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.   RESEARCH PROJECT

1.1 In developing the Game, Shengjin will use its best efforts to include the effects set forth below:

1.1.1 Game Function: fighting, teamplay and individual player combat.

1.1.2 Background: residential, commercial and municipal zones and buildings.

1.1.3 Events: Force Majeure events and timed events.

1.1.4 Chatting Programs.

1.2 In developing the Game, Shengjin will use its best efforts to meet the requirements set forth below:

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1.2.1 The premium features for this Game have been developed.

1.2.2 The software for the Game will use a 2D engine. The servers for the Game will adopt cluster server technology which can support any number of servers to make up a cluster, thereby increasing the number of players that can play the game at the same time during the development period. The server system allows a substantial number of scenes to be created, meaning the scenes and rules of the game can be modified according to play requests or for other reasons. In order to ensure fairplay and avoid unnecessary conflicts between old and new users, servers will not be able to communicate with each which means that game information stored on a server cannot be accessed by another server.

1.2.3 The game will run on a PC with Windows System 1998/2000/XP OS installed. An Intel Celeron CPU, or equivalent, with a clockspeed of 500 MHz or faster is required. A minimum of 64MB of RAM is required. 1.0GB of available HD space is required. A 33.6Kbps or faster Internet connection is required.

2.   TECHNICAL INDICATORS AND PARAMETERS OF THE PROJECT

2.1 The Game client software shall be developed through different components, including graphic content, sound, source management, controlling management system, cartoon management and events controlling system.

2.2 Game research and develop procedure includes two independent projects. One project will concern network related issues. The other project will concern game engine related issues.

2.3 The Game shall adopt Microsoft(R) Visual Studio.NET, Microsoft(R) DirectDraw7, Microsoft(R) DirectSound 8 and WinSock2.0.

3.   DEVELOPMENT SCHEDULE

The research projects timetable is set forth in Exhibit A to this Agreement.

4.   PAYMENT

4.1 The total payment Shengqu shall pay to Shengjin is approximately RMB 6,000,000.

4.2 The development fees for the research project is set forth in Exhibit B to this Agreement.

5.   FULFILLMENT


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5.1  The term of this Agreement shall be a period of twenty-four (24) months beginning on October 31, 2005.

5.2 Upon the completion of the Game's development work, Shengjin will deliver to Shengqu technological files, records and documents containing the Game's source code and other relevant.

6.   OWNERSHIP OF THE PROJECT

The rights to any technologies, processes, patentable rights or materials that can be copyrighted and is developed in connection with this research project shall belong to Shengqu.

7.   THE CRITERIA AND METHODS OF TESTING

Shengqu shall organize the testing and acceptance of this project and provide certifications after Shengqu has determined that the Game satisfies the technical indicators and parameters set forth in Section 2 and Exhibit C.

8.   DISPUTES AND GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the PRC. Any disputes that arise in connection with this Agreement shall be mediated at the Shanghai Mediation Centre.

              [The remainder of the Page Intentionally Left Blank]


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

INWITNESS WHEREOF, Shengqu and Shengjin have each caused this agreement to be executed and delivered by a duly representative, officer or agent, effective as of the effective date hereof.

SHENGQU INFORMATION TECHNOLOGY
(SHANGHAI) CO., LTD.


By:
    ---------------------------------
Name: Chen Tianqiao
Title: Chief Executive Officer


SHANGHAI SHENGJIN SOFTWARE
DEVELOPMENT CO., LTD.


By:
    ---------------------------------
Name: Chen Danian
Title: Senior Vice President


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                                                                       EXHIBIT A

                              DEVELOPMENT SCHEDULE

February 4, 2005        Internal Alpha   Internal alpha test:
to July 15, 2005        Test             1. Chat in the same district.
                                         2. Three of the Game's maps.
                                         3. Complete two sets of new
                                            constructions.
                                         4. Complete 88 avatars.
                                         5. Complete the Game's interface.

July 16, 2005           Alpha Test       1. Complete the optimization of the
to August 6, 2005                           Game's playability.
                                         2. Add 4 new maps and 150 avatars.
                                         3. Complete the addition cards and
                                            events.

August 27, 2005         Test Version     Complete the TV interface and related
to September 19, 2005   on TV            operation.

September 19, 2005      Commercial       There are many pictures in the channel
to November 2005        Operation        interface and pages can be turned.
                        Version
                                         There are user manuals in the channel
                                         interface and help instructions can be
                                         displayed on it.

                                         Display the confirmation columns for
                                         the purchase or cancellation of orders
                                         including premium features.

                                         Reminder icons for the purchase or
                                         cancellation of orders including
                                         premium features.

                                         Reminder icons for Dianquan or Jinbi.

                                         Two methods to purchasing premium
                                         features: Dianquan and Jinbi. Two icons
                                         in the shop interface: Dianquan and
                                         Jinbi

                                         Double buying the premium features.

                                         Complete the value-added premium
                                         features.

                                         Purchase the game cards in the shop.

                                         Add the speaker icon, which enables
                                         users to send messages to other users
                                         on the same channel, on the right side
                                         of the chatting window.

                                         Add function to enable users to add
                                         friends.

                                         Addition of a return icon to the
                                         channel interface.

                                         Add option that allows users to choose
                                         the Game style and the teamplay.

                                         Modify the teamplay settings and lock
                                         setting.

                                         Instruction to add Jinbi.

                                         Reminder function in the installation.

                                         Interface to display during related
                                         game information.

                                         Complete optimization of bout.

                                         Icon to display the increases and
                                         decreases.

                                         Select and choose birth methods.

                                         Display supernatural beings.

                                         Facial expression.

                                         Cancel inappropriate game dubbing.

                                         Support playback of files encoded in
                                         ogg format.

                                         Complete the optimization of
                                         instantaneous events.

                                         Display time column and HP column.

                                         Display augury room.

                                         Add a new normal level map and two
                                         advanced level maps.

                                         Special effects for win and loss,
                                         bankruptcy, ball and others events.

                                         Display IE page at the end of the game.

                                         Display the copyright statement during
                                         installation of the client software.

                                         Add game link that appears upon
                                         completion of client software
                                         installation.

                                         Modify card reminder.

                                         Billing system and shops linkage.

                                         Cancel message column when dotting it.

                                         Move mouse to room list.

                                         Differentiate chosen channels and
                                         non-chosen channels.

                                         Add choose function.

                                         Control Quanquan setup.

                                         Place premium features in shops.

                                         Add GM order of instruction.

                                         Modify new map.

                                         Complete billing icons the shops.

                                         Switch windows and select full screen.

                                         Disallow selection of colors chosen by
                                         another user.

                                         Room administrator can kick users out.

                                         Modify the date, money and price index
                                         information presented on the game.

                                         Change the transparency or opacity of
                                         the chatting interface.

                                         Modify explanations presented on the
                                         shop interface.

                                         Flash icon when canceling preparation.

                                         Remove account information from the
                                         log-in interface.

                                         Add confirmation number when
                                         registering new user account.

                                         Acquiescent channel.

                                         Green user manual.

                                         Complete friend function.

                                         Take out Dianquan in the hall and
                                         package.

                                         Modify room function.

                                         Display user grading through mouse in
                                         the house.

                                         Choose color button to remove ABC
                                         letters.

                                         Obvious team button.

                                         Flash money symbol when a non-beggar
                                         user's balance is less than 20,000.

                                         Modify return icon for the shops.

                                         Modify Dianquan number in the shops.

                                         Differ Dianquan in the shops and game
                                         and add literary content after Dianquan
                                         and Jinbi.

                                         Modify chat interface transparency.

                                         Confirm parameter when together set up.

                                         Complete lottery system.

                                         Complete introduction system.

                                         Display the URL:
                                         http://rich.sdo.com/vote/uninstall when
                                         uninstalling the client software.

                                         Modify registration and login
                                         interface.

                                         Modify beginners channel.

                                         Remove advanced option when entering
                                         the room.

                                         Price premium features.

                                         Complete password function.

                                         Modify color of events.

                                         Modify augury room content.

December 2005           Christmas Day    Integrate Shanda Quanquan function.
                        Version
                                         Modify registration page.

                                         Reverse install pop-up page.

                                         Calculate version update.

                                         Add new maps.

                                         Add Christmas style maps.

                                         Add new game dubbing.

                                         Complete family function.

                                         Complete shop billing system and friend
                                         functions.

                                         New interface.

                                         Modify the supernatural beings.

                                         Lottery system.

                                         Holiday system.

                                         Complete optimization of facial
                                         expression.

                                         Special effects: ball and deliver.

                                         Add new cards.

                                         Add new construction: factory.


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

                                                                       EXHIBIT B

1. Shengqu shall notify Shengjin when beta testing of the Game begins and Shengjin shall provide Shengqu with an initial invoice. Shengqu shall then pay RMB 1,000,000 (the "Initial Payment") to Shengjin within thirty (30) days of receipt of the invoice from Shengjin.

2. Shengqu shall notify Shengjin when the Game is commercially launched and Shengjin shall provide Shengqu with an additional invoice. Shengqu shall then pay RMB 1,000,000 (the "Second Payment" and together with the Initial Payment, the "Research Fee") to Shengjin within 90 days of receipt of the additional invoice.

3. After the Game has been commercially launched, Shengqu shall pay to Shengjin a monthly royalty fee (the "Royalty Fee" and together with the Research Fee, the "Total Fee") equal to 16% of the net income derived from the sale of pre-paid game card points for the Game. The Royalty Fee shall initially be offset against the Research Fee, with Shengqu paying the Royalty Fee to Shengjin only to the extent that the aggregate Royalty Fee exceeds the Research Fee.

4. In the event that Shengqu grant the distribution right of the Game to any third party outside of the PRC, Shengqu shall pay to Shengjin a monthly royalty fee equal to 16% of the total royalty fees paid by such third party for this Game.

5. Shengqu shall provide Shengjin with an income statement setting forth the net income derived from the sale of pre-paid game cards during a particular month by the 15th day of the following month. Shengqu shall pay the Royalty Fee for a particular month, if any, by the 30th day of the following month.


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

                                                                       EXHIBIT C

THE CRITERIA OF TESTING:

1) Status of the Game software: Software development shall meet the requirement functions of the Game and can support future version upgrades, improvement of functions and modifications.

2) Status of the database software: can maintain (i) character information for 40,000 active players on a single channel and (ii) user accounts information without restriction in a single district.

3) Status of network platform: use self-developed Window Socket communication module completed and can support the stable communication of 1,000 connections concurrently.

4) Plan: Through plan document, the basic structure and different systems of the game are established and the plan is realized through the function characteristic and/or performance characteristic.

5) Graphics of the game: Game graphics accord with Game's confirmed whole style, design and make, confirms and integrated from the procedure through the art designer, have well realized the demand that is planned.

METHOD OF TESTING:

Shengqu's product management center shall be responsible for the test of the Game, and submit the bugs and defects reports to Shengjin. Shengjin shall amend the Game until Shengqu confirms the performance with a written consent.

PROCEDURE INCLUDING:

     i. Shengqu shall re-load all the data and tables into database, and then conduct the complete test. Shengqu shall check whether the game is under proper operation, and all settings of data tables are correct or not.

     ii. Designer shall test the functions one by one according to the function lists until confirming all the functions are realized according to the related document.

     iii. Shengqu shall make sure all fatal bugs are resolved.

     iv. Shengqu shall use test programs to detect the operation of client software and server software, and ensure no problems such as memory leaking or other fatal defects occur during two consecutive days.

     v.   All documents are described properly.

     vi. Shengqu shall manufacture the installing CD, executive regular procedures and operation to make sure the software can be installed and run properly.


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

DELIVERABLE DOCUMENTS:

Feasibility Analysis Report for the Development and Research of the Project_Client.doc

Feasibility Analysis Report for the Development and Research of the Project_Server.doc

Schedule and Plan for the Shanda Richman.

The List of Shanda Richman Premium Features.

The Grading, accumulating points and Jinbi for the Shanda Richman.

The List of Care for the Shanda Richman.

Commercial Operation Plan for the Shanda Richman.

Introduction for the Shanda Richman.

Technology specification for the Client Software.

Explanation for the Interface Editor.

Analysis and Design for the Client Software.

Explanation for the Scene Editor.

User-defined Graphic Format.

Client Agreement Document for the Shanda Richman.

Instruction for the Events in the Shanda Richman.

GM and User Instruction.

Explanation for the configuration for the Shanda Richman.


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